Exhibit 99.1

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 440		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-4800		Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. CONTINUES STRONG SALES LEVERAGE AND MARKET GROWTH IN ITS FIRST QUARTER FY2008 FINANCIAL RESULTS

PORTLAND, Oregon – July 24, 2007 – Precision Castparts Corp. (NYSE:PCP) generated significant sales and earnings growth, both on a year-over-year and a sequential basis, for the first quarter of fiscal 2008, while aggressively integrating the recently acquired GSC Foundries, Cherry Aerospace, and McWilliams Forge businesses.

First Quarter FY2008 Financial Highlights

Total sales of $1,660.1 million in the first quarter of fiscal 2008 jumped 49.2 percent over last year’s first quarter sales of $1,112.4 million. Net income from continuing operations also showed a marked year-over-year improvement, growing to $225.4 million this year, versus $114.5 million in the first quarter of fiscal 2007, and resulting in earnings per share of $1.61 (diluted, based on 139.6 million shares outstanding), a 94.0 percent increase over earnings per share of $0.83 (diluted, based on 137.2 million shares outstanding) in last year’s first quarter. The results for the first quarter of fiscal 2008 include a full quarter of Special Metals, a full quarter of GSC Foundries and Cherry Aerospace, and nearly a full quarter of McWilliams Forge, which was acquired on April 3, 2007.

Including discontinued operations, Precision Castparts’ net income for the first quarter of fiscal 2008 totaled $226.4 million, or $1.62 per share (diluted).

Business Highlights

Investment Cast Products: In the first quarter of fiscal 2008, continued commercial aerospace strength, coupled with heightened industrial gas turbine (IGT) sales, drove the Investment Cast Products segment to record sales of $530.3 million, a 23.9 percent increase over sales of $428.1 million in last year’s first quarter. Operating income grew by 33.2 percent year over year, hitting a new high of $122.4 million in this year’s first quarter, or 23.1 percent of sales, versus $91.9 million, or 21.5 percent of sales last year. During the quarter, the segment installed two more airfoil furnaces and further expanded its output of large titanium structural components, adding further capacity to handle increasing production schedules.

The above results include a full quarter of GSC Foundries for fiscal 2008.

Forged Products: Propelled by its strong presence in both aerospace and non-aerospace markets, Forged Products increased its first quarter sales year over year by 96.1 percent, achieving record sales of $755.3 million this year, compared to sales of $385.2 million in the first quarter of fiscal 2007. In the first quarter of fiscal 2008, metal pass-through added approximately $190 million to the segment’s top line, versus approximately $45 million last year. The segment’s operating income also reached new levels, climbing 210.8 percent to $167.5 million, or 22.2 percent of sales, in the first quarter of fiscal 2008, compared to $53.9 million, or 14.0 percent of sales last year. Similar to Investment Cast Products, this segment’s growth is being fueled by the growing requirement for both OEM and aftermarket components resulting from the solid commercial aerospace cycle. In addition, non-aerospace sales of forged nickel alloy mill forms to the oil and gas, chemical processing, pollution control, and power industries continue to present sizeable upside opportunities. Driven by a strong resurgence in the China market, the extruded pipe backlog now well exceeds $400 million, with significant potential to grow throughout the fiscal year. During the quarter, the installation of the second isothermal forge in Worcester, Massachusetts, was completed, and qualification of engine discs for production began in the second quarter.

The above results include a full quarter of Special Metals and nearly a full quarter of McWilliams Forge for fiscal 2008.

Fastener Products: Fastener Products sales in the first quarter, sparked by the vigorous growth of its commercial aerospace critical fastener business, reached $374.5 million, registering a gain of 25.2 percent over sales of $299.1 million in the first quarter of fiscal 2007. The segment’s operating income exceeded last year’s operating income by 49.1 percent, moving up to $87.5 million, or 23.4 percent of sales, in the first quarter of fiscal 2008, from $58.7 million, or 19.6 percent of sales, last year. Unprecedented critical aerospace fastener demand from both OEM and aftermarket customers continues to drive the segment’s top-line performance, with ample opportunities for improved leverage going forward.

The above results include a full quarter of Cherry Aerospace for fiscal 2008.

“We have positioned the Company extremely well to take full advantage of the upward trends in our major markets,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “We are seeing extremely strong demand in the commercial aerospace market, with sustained growth in IGT and continued upside opportunities in non-aerospace markets served by extruded pipe and Special Metals’ nickel-based alloys. Over the past 12 months, we have added the necessary critical capacity to handle higher volumes, and we will be alert to any new market developments that might require further capital investments.

“In addition to our constant drive to capitalize on all areas of opportunity, the recent acquisition of Caledonian Alloys will enable us to capture more fully the value stream of metals crucial to our manufacturing operations,” Donegan said. “Caledonian will essentially create a closed-loop system for the retention and reuse of internally-generated revert and will enable us to gain access to additional sources of critical metals outside PCC.

“We will continue to focus on our businesses with unswerving, unrelenting attention to value creation and profitable growth,” Donegan said. “Acquisitions, supported by a strong balance sheet, will also be a key strategic driver for the future.”

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, automotive, and general industrial and other markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, automotive, and other markets and supplies metal alloys and other materials to the casting and forging industry.

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of materials, energy, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeNewswire’s website – http://www.PrimeNewswire.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS 1

(Unaudited; in millions, except per share data)

	Three Months Ended
	July 1, 2007	July 2, 2006
Net sales	$1,660.1	$1,112.4

Cost of goods sold	1,214.9	849.6

Selling and administrative expenses	91.6	75.1

Interest expense, net	12.6	13.2

Income before income taxes and minority interest	341.0	174.5

Provision for income taxes	115.3	59.5

Minority interest in net earnings of consolidated entities	(0.3)	(0.5)

Net income from continuing operations	225.4	114.5

Net income from discontinued operations	1.0	0.6

Net income	$226.4	$115.1

Net income per share from continuing operations - basic	$1.64	$0.85

Net income per share from discontinued operations - basic	0.01	—

	$1.65	$0.85

Net income per share from continuing operations - diluted	$1.61	$0.83

Net income per share from discontinued operations - diluted	0.01	0.01

	$1.62	$0.84

Average common shares outstanding:
Basic	137.5	135.3
Diluted	139.6	137.2

	Three Months Ended
	July 1, 2007	July 2, 2006
Sales by Segment [2]

Investment Cast Products	$530.3	$428.1

Forged Products	755.3	385.2
Fastener Products	374.5	299.1

Total	$1,660.1	$1,112.4

Segment Operating Income (Loss) [2,3]
Investment Cast Products	$122.4	$91.9

Forged Products	167.5	53.9

Fastener Products	87.5	58.7
Corporate expense	(23.8)	(16.8)

Consolidated segment operating income	353.6	187.7

Interest expense, net	12.6	13.2

Income before income taxes and minority interest	$341.0	$174.5

[1]	Reported results for the three months ended July 2, 2006 have been restated for discontinued operations.
[2]

During the fourth quarter of fiscal 2007, the former Industrial Products segment was integrated with the Fastener Products segment; prior periods have been restated to reflect the change in reportable segments.

[3]	Operating income represents earnings before interest and income taxes.